Exhibit 99.1

On February 25, 2003, Accenture Ltd held its 2003 Annual General Meeting of Shareholders, at which the shareholders voted upon: (1) the appointment of Steven A. Ballmer, Dina Dublon, William D. Green, Stephan A. James and Carlos Vidal as Class II directors for terms expiring at the 2006 Annual General Meeting of Shareholders, (2) the authorization of the board of directors to appoint additional directors (so long as the total number does not exceed the maximum number of directors permitted under the bye-laws of Accenture Ltd) and (3) the re-appointment of KPMG LLP as independent auditors of Accenture Ltd for a term expiring at the 2004 Annual General Meeting of Shareholders and the authorization of the board of directors to determine their remuneration.

Accenture Ltd’s shareholders appointed all five nominees as directors. Accenture Ltd’s shareholders also authorized the board of directors to appoint additional directors, and appointed KPMG LLP as independent auditors of Accenture Ltd and authorized the board of directors to determine KPMG LLP’s remuneration. The number of votes cast for, against or withheld and the number of abstentions and broker non-votes with respect to each matter voted upon, as applicable, is set forth below.

	For	Against/ Withheld	Abstain	Broker Non-Votes
1. Appointment of Directors:

Steven A. Ballmer	828,255,344	16,351,813	*	*
Dina Dublon	828,541,680	16,065,477	*	*
William D. Green	822,013,929	22,593,228	*	*
Stephan A. James	827,449,611	17,157,546	*	*
Carlos Vidal	827,475,427	17,131,388	*	*

2. Authorization of Board to appoint additional directors	837,343,442	6,554,111	709,603	0

3. Re-appointment of KPMG LLP	837,241,270	5,302,935	62,951	0

*	Not applicable

The terms of Joe W. Forehand, Karl-Heinz Flöther, Joel P. Friedman, Robert I. Lipp, Blythe J. McGarvie, Sir Mark Moody-Stuart, Masakatsu Mori, Wulf von Schimmelmann and Jackson L. Wilson, Jr. as directors continued after the 2003 annual meeting.